Exhibit 99.1

FOR IMMEDIATE RELEASE

LECG CORPORATION ANNOUNCES PRELIMINARY ESTIMATES OF FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Provides First Quarter and Fiscal Year 2007 Outlook

Emeryville, CA, January 26, 2007 – LECG Corporation (NASDAQ: XPRT), a global expert services firm, today announced preliminary estimates of financial results for the quarter and full year ended December 31, 2006. The company also announced its first quarter and fiscal year 2007 outlook.

Fourth Quarter Preliminary Financial Results

Fourth quarter 2006 revenues are estimated to be in the range of $88.5 to $89.5 million compared with guidance of $90.0 to $95.0 million given on October 31, 2006. Expert and professional staff revenues are expected to be in the range of $84.0 to $85.0 million. Net income for the quarter is expected to be in the range of $3.4 to $3.9 million or $0.14 to $0.15 per diluted share, compared with guidance of $6.2 to $6.9 million or $0.25 to $0.27 per diluted share. Preliminary net income results assume the company’s year to date through September 30, 2006 effective tax rate of 40.5%.

The preliminary financial results, as compared with previously provided guidance, reflect lower than anticipated gross profit of approximately $3.4 million or $0.08 per diluted share, and higher than anticipated operating expenses of approximately $2.7 million or $0.06 per diluted share.

The difference in gross profit compared with the company’s expectations is attributed to:

•                  $1.85 million additional reduction in revenues for estimated unrealizable amounts;

•                  $1.20 million in reduced profitability attributed to increased professional staff headcount, lower staff utilization, and higher than anticipated expert revenue and compensation expense; and

•                  $350,000 in additional reserves to cover expert advances.

The difference in operating expenses compared with the company’s expectations is primarily attributed to:

•                  $730,000 in additional compensation and benefits expense, including performance bonuses to the leadership of its largest acquisition for effective management and integration of that acquisition;

•                  $740,000 in additional business development, travel, and entertainment expenses, primarily related to new and emerging practice areas;

•                  $560,000 in additional expenses related to infrastructure investments in human resources, information technology, and contract administration;

•                  $540,000 in additional recruiting fees related to successful expert and professional staff hires; and

•                  $140,000 in additional expenses related to marketing and branding initiatives.

Given the company’s preliminary financial performance, LECG’s board of directors determined that for 2006, executive management would not be paid any additional bonuses, and administrative bonuses would be reduced.  The reversal of these bonuses resulted in a reduction of $1.9 million to general and administrative expenses for the quarter or $0.04 per diluted share.

These estimated financial results are based on preliminary information about the quarter ended December 31, 2006.  Although the quarter is complete, until the company files its 2006 Form 10-K, all financial results described in this press release are subject to change to reflect any necessary corrections or adjustments and could differ materially from these preliminary estimates.

“We are very disappointed with the fourth quarter financial performance,” said Dr. David Teece, LECG chairman. “In addition to carefully monitoring long-term investments, management is imposing tighter discipline on current spending in order to reduce general and administrative expenses as a percent of revenues. Management is also focused on improving gross margin in order to achieve 2007 financial results that deliver meaningful improvement over 2006. We remain in a strong financial position for future growth.”

Revised 2005 and Prior Quarterly 2006 Financial Statements

LECG has discovered errors in its previously issued 2005 annual and 2006 quarterly financial statements in connection with certain specific expert compensation model calculations.  The periods affected by the errors are:

•                  the year ended December 31, 2005 (reduction in net income of $250,000 or $0.01 per diluted share),

•                  the quarter ended June 30, 2006 (reduction in net income of $210,000 or $0.01 per diluted share), and

•                  the quarter ended September 30, 2006 (reduction in net income of $196,000 or $0.01 per diluted share.

The Company believes that the effect of the errors is not material to any of the individual periods’ income statements or balance sheets.

LECG adopted the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” as of December 31, 2006, as required. Consequently, the Company will record the 2005 correction as a cumulative effect adjustment to the fiscal year 2006 beginning retained earnings in the Annual Report on Form 10-K for the year ended December 31, 2006, to be filed on or before March 16, 2007. In addition, previously issued 2006 quarterly financial statements will be revised to reflect the 2006 corrections when presented in subsequent filings.

2006 Preliminary Financial Results

As a result of the matters discussed above, LECG Corporation estimates revenues for the year ended December 31, 2006 will be in the range of $353.5 to $354.5 million compared with guidance of $355.0 to $360.0 million given on October 31, 2006. Net income for the full year 2006 is expected to be in the range of $21.4 to $21.9 million or $0.85 to $0.87 per diluted share, compared with guidance of $24.6 to $25.3 million or $0.98 to $1.00 per diluted share. Preliminary net income results assume the company’s year to date through September 30, 2006 effective tax rate of 40.5%.

As of December 31, 2006, days sales outstanding were 110, the ending cash balance was $26.5 million, and the company had no outstanding debt.

Dr. Teece stated, “One of LECG’s 2006 financial objectives has been improving DSOs. We have worked proactively with our clients and our experts to accelerate billings and collections. These actions contributed to an eight day reduction in DSOs compared with 2005 year end.  In addition, we finished the year with a net cash position of $26.5 million.”

Operating Metrics

As of December 31, 2006, LECG had 1,291 employees and exclusive independent contractors compared with 1,151 as of December 31, 2005. Expert headcount was 376, an increase of 8% compared with 348 as of December 31, 2005.  Professional staff headcount increased 13% to 634 from 563 as of December 31, 2005.

2007 Fiscal Year Outlook

LECG expects that revenues for the full year 2007 will be in the range of $405 million to $420 million, and that net income per diluted share will be in the range of $1.03 to $1.13.  For the first quarter ending March 31, 2007, LECG anticipates revenues will be in the range of $93 million to $97 million, and that net income per diluted share will be in the range of $0.20 to $0.22.

For the full year, professional staff utilization is expected to be between 82% and 84% on an available hours basis. Days sales outstanding are expected to range between 105 and 112 days.  Capital expenditures as a percent of revenues are anticipated to be between two and three percent.

“I remain confident in the robustness of the demand drivers for LECG’s services,” Dr. Teece concluded.  “By improving the management of some of our emerging practice areas, strengthening our legacy practices, and pursuing disciplined infrastructure investments, we will work to achieve 2007 results that are on track with our long-term financial expectations. We will discuss our plans to deliver operating profitability at anticipated levels on our February 27 earnings call.”

Fourth Quarter and Full Year 2006 Earnings Announcement

LECG Corporation will release financial results for the quarter and year ended December 31, 2006 after the market closes on Tuesday, February 27, 2007 and will host a conference call and live webcast to discuss these results at 5:00 p.m. Eastern time. The webcast will be accessible through the investor relations section of the company’s website, www.lecg.com. A replay of the call will be available on the company’s website two hours after completion of the live broadcast.

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About LECG

LECG, a global expert services firm with over 1000 experts and professionals in 36 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Statements in this press release concerning the future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations as of today, January 26, 2007.  There may be events in the future that the Company is not able to accurately predict or control, which may cause actual results to differ materially from expectations.  Information contained in these forward looking statements is inherently uncertain, and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the Company’s service offerings, the ability of the Company to integrate successfully new experts into its practice, intense competition and potential professional liability.  Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

Jack Burke, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com